CERTIFICATE OF AMENDMENT OF
                        ARTICLES OF INCORPORATION OF
                     BED & BISCUIT INNS OF AMERICA, INC.


     The  undersigned  President and Secretary  of  BED  &  BISCUIT  INNS  OF

AMERICA, INC. does hereby certify:

     That  the  Board  of Directors of said Corporation, at  a  meeting  duly convened  and  held on the  17th day of March, 2003, adopted a resolution  to amend the Articles of Incorporation as follows:

1.   Article I is amended to read as follows:

     The exact name of this corporation is:

                             DOGS INTERNATIONAL

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 10,000,000; that the said change and amendment has been consented to and approved by a majority of  the stockholders  holding 7,500,000 shares of stock outstanding and  entitled  to vote on March 17, 2003, which is sufficient to approve the Amendment.

DATED: March 17, 2003              /s/ Roxanna Vargas
                                   Roxanna Vargas, President

                                   /s/ Roxanna Vargas
                                   Roxanna Vargas, Secretary
STATE OF NEVADA     )
                    ) SS:
COUNTY OF CLARK     )

     On March 17, 2003, personally appeared before me, a Notary Public, Roxanna Vargas, who acknowledged that she executed the above instrument as President and Secretary of BED & BISCUIT INNS OF AMERICA, INC.

                                   /s/ Debra K. Amigone
                                   NOTARY PUBLIC